Exhibit 99.3
February 15, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports January 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported January operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). As a result, operational results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 3.5 percent increase in traffic on a 6.6 percent increase in capacity compared to January 2017. Load factor decreased 2.3 points to 75.8 percent.

The following table shows the operational results for January compared to the prior-year period:

	January
	2018	2017	Change
Revenue passengers (000)	3,340	3,241	3.1%
Revenue passenger miles RPM (000,000) "traffic"	3,971	3,837	3.5%
Available seat miles ASM (000,000) "capacity"	5,237	4,911	6.6%
Passenger load factor	75.8%	78.1%	(2.3) pts

MAINLINE
Mainline reported a 2.4 percent increase in traffic on a 5.1 percent increase in capacity compared to January 2017. Load factor decreased 2.1 points to 76.4 percent. Mainline also reported 87.1 percent of its flights arrived on time in January 2018, compared to 73.7 percent reported in January 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for January compared to the prior-year period:

	January
	2018	2017	Change
Revenue passengers (000)	2,595	2,522	2.9%
RPMs (000,000)	3,642	3,558	2.4%
ASMs (000,000)	4,768	4,535	5.1%
Passenger load factor	76.4%	78.5%	(2.1) pts
On-time arrivals as reported to U.S. DOT	87.1%	73.7%	13.4 pts

REGIONAL
Regional traffic increased 17.9 percent on a 24.7 percent increase in capacity compared to January 2017. Load factor decreased 4.1 points to 70.1 percent. Alaska's regional partners also reported 86.3 percent of its flights arrived on time in January 2018, compared to 64.1 percent in January 2017.

The following table shows regional operational results for January compared to the prior-year period:

	January
	2018	2017	Change
Revenue passengers (000)	745	719	3.6%
RPMs (000,000)	329	279	17.9%
ASMs (000,000)	469	376	24.7%
Passenger load factor	70.1%	74.2%	(4.1) pts
On-time arrivals as reported to U.S. DOT	86.3%	64.1%	22.2 pts

Alaska Airlines, together with Virgin America and its regional partners, flies 44 million guests a year to 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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